Exhibit 99.1

Investor Relations Contact

Tim Smith, 703-854-0348

For immediate release	Media Contact
March 1, 2012	Meghan Lublin, 703-854-0299

Sunrise Reports Financial Results for Fourth Quarter and Full Year of 2011

MCLEAN, VA - Sunrise Senior Living, Inc. (NYSE: SRZ) today reported financial results and operating data for the fourth quarter and full year of 2011. Sunrise will host a conference call and webcast on Thursday, March 1, 2012, at 9:00 a.m. ET, to discuss the financial results.

Mark Ordan, Sunrise’s chief executive officer, commented on the quarter and full year, “We are pleased to report a solid fourth quarter showing continued gains in occupancy, rate, and NOI. 2011 was a very positive year for Sunrise in which we also completed a series of NAV-accretive transactions.”

2011 Overview

During 2011, Sunrise restructured and recapitalized three ventures, raised $86.2 million under a convertible notes offering, acquired a venture partner’s 80% interest in a 15 community portfolio, secured a new $50.0 million bank credit facility, further reduced the Company’s annual recurring general and administrative expense by eliminating 69 positions, obtained third party approval to extend four leases related to operating communities until 2018, and sold six assets in the Company’s liquidating trust formed in 2009 in connection with restructuring debt related to discontinued German operations, reducing the Company’s restructuring obligations by $11.3 million.

2011 Annual Results

For the twelve months ended 2011, net loss was $(23.4) million, or $(0.41) per fully diluted share, as compared to net income of $99.1 million, or $1.72 per fully diluted share, for the twelve months ended December 31, 2010. 2010 net income was greatly influenced by non-recurring factors that included $63.3 million of buyout fees and $67.8 million of income from discontinued operations.

Adjusted EBITDAR for the twelve months ended December 31, 2011, was $147.0 million as compared to $117.8 million for the twelve months ended December 31, 2010. This measure is used by management to focus on income generated from the ongoing operations of the Company. Adjusted EBITDAR is a measure of operating performance that is not calculated in accordance with U.S. GAAP and should not be considered as a substitute for income/(loss) from operations or net income/(loss). For a reconciliation of this measure, please refer to the attached table “Reconciliation for EBITDA, Adjusted EBITDA and Adjusted EBITDAR.”

2011 Fourth Quarter Results

In the fourth quarter of 2011, Sunrise reported net income of $1.8 million or $0.03 per fully diluted share, as compared to net income of $50.0 million, or $0.87 per fully diluted share, for the fourth quarter of 2010. Sunrise’s fourth quarter 2010 results included $9.8 million in buyout fees, $19.2 million of income from discontinued operations, and a $25.0 million gain on the sale of equity interests in a joint venture portfolio.

Adjusted EBITDAR for the fourth quarter of 2011 was $42.9 million as compared to $25.3 million for the fourth quarter of 2010.

Cash and Liquidity Update

Sunrise had $49.5 million of unrestricted cash at December 31, 2011. As of December 31, 2011, Sunrise’s consolidated debt was $593.7 million, as compared to $163.0 million at December 31, 2010, an increase of $430.7 million. The increase in consolidated debt primarily relates to the AL US acquisition totaling $322.0 million (at fair value), the issuance of junior subordinated convertible notes totaling $86.2 million, and borrowings under the revolving credit facility totaling $39.0 million.

In December 2011, Sunrise closed on an agreement with Marriott International, Inc. (“Marriott”) permitting the Company to extend for an additional five year term commencing January 1, 2014, certain lease obligations that would have otherwise expired effective December 31, 2013. Pursuant to the terms of the agreement, the Company provided Marriott with a letter of credit issued by KeyBank with a face amount of $85.0 million to secure Marriott’s exposure under the Lease Guarantee and entrance fee obligations that remain outstanding (approximately $5.6 million at December 31, 2011). Marriott may draw on the letter of credit in order to pay any of the secured obligations if they are not paid by the Company when due. The Company provided KeyBank with cash collateral of $85.0 million as security for its letter of credit obligations.

In connection with the December 2011 transaction, Sunrise has drawn approximately $39.0 million against its Credit Facility. Sunrise has also committed $10.2 million in letters of credit against its Credit Facility and therefore is unable to draw additional funds against the facility if needed. If Sunrise is unable to generate sufficient cash flow from operations or raise capital from other sources to fund the Company’s operations, it may have an adverse impact on the Company’s financial condition.

Joint Venture Transaction with CNL Lifestyle Properties

In October 2011, Sunrise and its venture partner in a portfolio of seven communities transferred ownership of the portfolio to a new joint venture owned approximately 68% by CNL Income Partners, LP, a subsidiary of CNL Lifestyle Properties and approximately 32% by Sunrise. In connection with the transaction, Sunrise transferred its interest in the previous joint venture valued at approximately $16.7 million and CNL Lifestyle Properties contributed approximately $35.4 million. The purchase was also funded by $120.0 million of new debt financing in the venture. Sunrise has the option to buy out CNL Lifestyle Properties’ interest from the start of year four to the end of year six for a purchase price that provides a 13% internal rate of return to them.

General and Administrative Expenses

In connection with the Company’s ongoing efforts to reduce its general and administrative expense, Sunrise eliminated 69 positions during the year ended December 31, 2011. Sunrise incurred severance costs associated with terminations of $1.4 million for the quarter ended, and $8.1 million for the year ended, December 31, 2011. Further, Sunrise’s general and administrative expense included $(0.4) million for the quarter ended, and $2.8 million for the year ended, December 31, 2011, in professional expenses associated with its previously announced venture transactions. Sunrise’s general and administrative expense for the year ended December 31, 2011 also included a $2 million retention bonus for its Chief Investment and Administrative Officer.

Operating Data for Fourth Quarter 2011

•

Average unit occupancy for stabilized properties for the fourth quarter of 2011 was 88.2 percent, which was up 30 basis points from 87.9 percent for the fourth quarter of 2010, and up 30 basis points sequentially compared to 87.9 percent for the third quarter of 2011.

•	Average daily revenue per occupied unit for stabilized properties increased 3.0 percent from $212.46 for the fourth quarter of 2010 to $218.92 for the fourth quarter of 2011.

•

Stabilized property net operating income increased 0.5 percent from $144.1 million for the fourth quarter of 2010 to $144.8 million for the fourth quarter of 2011. Overall, net operating income including lease up properties increased 3.2 percent from the fourth quarter of 2010 to the fourth quarter of 2011. Fourth quarter 2010 net operating income includes a management fee expense credit relating to the Ventas portfolio of approximately $6.2 million.

Stabilized properties are single properties or pools of properties owned or leased by Sunrise or owned by a joint venture where the single property or all of the communities in the pool have been open and operating for more than 36 months as of December 31, 2011. All managed communities are stabilized properties.

Subsequent Event – Santa Monica

On February 28, 2012, the Company closed on a purchase and sale agreement with a venture partner who owned 85% of the membership interests (the “Partner Interest”) in Santa Monica AL, LLC (“Santa Monica”). The Company owned the remaining 15% membership interest. Pursuant to the purchase and sale agreement, the Company purchased the Partner Interest for an aggregate purchase price of $16.2 million. Santa Monica indirectly owns one senior living facility located in Santa Monica, California. As a result of the transaction, effective February 28, 2012, the assets, liabilities and operating results of Santa Monica are consolidated.

Simultaneously, with the closing of the transaction, the Company entered into a new loan with Prudential Insurance Company of America to pool Santa Monica with Connecticut Avenue, and senior debt financed the two assets. The principal amount of the new loan in the aggregate is $55.0 million with an interest rate of 4.66%. It is a seven year loan that matures on March 1, 2019. The proceeds of the new loan were applied (i) to pay off $27.8 million of the Connecticut Avenue debt; (ii) to pay off $13.4 million of the Santa Monica debt; and (iii) towards the $16.2 million purchase price of the Partner Interest.

Supplemental Information

For additional details on Sunrise’s stabilized and lease up properties, please refer to the Supplemental Information attached. Also, additional supplemental information has been furnished to the Securities and Exchange Commission in a Form 8-K, and can also be found on the Supplemental Data link on the Investor Relations section of the Company’s Web site at http://suppdata.sunriseseniorliving.com/

Conference Call and Webcast

Sunrise will host a conference call and webcast at 9:00 a.m. ET on Thursday, March 1, 2012, to discuss the financial results for the fourth quarter and full year of 2011 and the other matters discussed in this press release. The call-in number for the conference call is 888-206-4893 or 913-312-0411 (from outside the U.S.). Callers should reference the “Sunrise Senior Living 2011 Year-End Earnings Call” or the participant passcode: 4844759. Those interested may also go to the Investor Relations section of the Company’s website (http://www.sunriseseniorliving.com) to listen to the earnings call. A telephone replay of the call will be available until March 15, 2012 at 1 p.m. ET, by dialing 888-203-1112 or 719-457-0820 (from outside the U.S.) and referencing replay passcode: 4844759; a replay will also be available on Sunrise’s website during that period.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 31,600 people. As of December 31, 2011, Sunrise operated 311 communities located in the United States, Canada and the United Kingdom, with a unit capacity of approximately 30,700 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that these expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors including, but not limited to; the risk that we may not be able to successfully execute our plan to sell certain assets mortgaged pursuant to our German restructure transaction or the net sale proceeds of the mortgaged North American properties may not be sufficient to pay the minimum amount guaranteed by Sunrise to the lenders that are party to the German restructure transactions; the risk that we may be unable to reduce expenses and generate positive operating cash flows; the risk that, as a result of our fully drawn line of credit with KeyBank National Association, we may be unable to generate sufficient cash from operations to fund our operations; the risk of future obligations to fund guarantees to some of our ventures and lenders to the ventures; the risk of further write-downs or impairments of our assets; the risk that we are unable to obtain waivers, cure or reach agreements with respect to existing or future defaults under our loan, venture and construction agreements; the risk that we will be unable to repay, extend or refinance our indebtedness as it matures, or that we will not comply with loan covenants; the risk that our ventures will be unable to repay, extend or refinance their indebtedness as it matures, or that they will not comply with loan covenants creating a foreclosure risk to our venture interest and a termination risk to our management agreements; the risk that we are unable to continue to recognize income from refinancings and sales of communities by ventures; the risk of declining occupancies in existing communities or slower than expected leasing of newer communities; the risk that we are unable to extend leases on our operating properties at expiration; the risk that some of our management agreements, subject to early termination provisions based on various performance measures, could be terminated due to failure to achieve the performance measures; the risk that our management agreements can be terminated in certain circumstances due to our failure to comply with the terms of the management agreements or to fulfill our obligations thereunder; the risk that ownership of the communities we manage is heavily concentrated in a limited number of business partners; the risk that our current and future investments in ventures could be adversely affected by our lack of sole decision-making authority, our reliance on venture partners’ financial condition, any disputes that may arise between us and our venture partners and our exposure to potential losses from the actions of our venture partners; the risk related to operating international communities that could adversely affect those operations and thus our profitability and operating results; the risk from competition and our response to pricing and promotional activities of our competitors; the risk that liability claims against us in excess of insurance limits could adversely affect our financial condition and results of operations including publicity surrounding some claims that may damage our reputation, which would not be covered by insurance; the risk of not complying with government regulations; the risk of new legislation or regulatory developments; the risk of changes in interest rates; the risk of unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, downturns in the housing market, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; the risks associated with the ownership and operation of assisted living and independent living communities; other risk factors contained in the Company’s Form 10-K filed with the SEC on March 1, 2012. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. Unless the context suggests otherwise, references herein to “Sunrise,” the “Company,” “we,” “us” and “our” mean Sunrise Senior Living, Inc. and our consolidated subsidiaries.

SUNRISE SENIOR LIVING, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share and share amounts)	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$49,549	$66,720
Accounts receivable, net	38,251	37,484
Income taxes receivable	2,287	4,532
Due from unconsolidated communities	17,926	19,135
Deferred income taxes, net	19,912	20,318
Restricted cash	47,873	43,355
Assets held for sale	1,025	1,099
Prepaid expenses and other current assets	12,290	20,167

Total current assets	189,113	212,810
Property and equipment, net	624,585	238,674
Due from unconsolidated communities	—	3,868
Intangible assets, net	38,726	40,749
Investments in unconsolidated communities	42,925	38,675
Restricted cash	183,622	103,334
Restricted investments in marketable securities	2,479	2,509
Assets held in the liquidating trust	23,649	50,750
Other assets, net	13,269	10,089

Total assets	$1,118,368	$701,458

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of debt	$77,861	$80,176
Outstanding draws on bank credit facility	39,000	—
Liquidating trust notes, at fair value	26,255	—
Accounts payable and accrued expenses	134,157	131,904
Due to unconsolidated communities	404	502
Deferred revenue	11,804	15,946
Entrance fees	19,618	30,688
Self-insurance liabilities	42,004	35,514

Total current liabilities	351,103	294,730
Debt, less current maturities	450,549	44,560
Liquidating trust notes, at fair value	—	38,264
Investments accounted for under the profit-sharing method	12,209	419
Self-insurance liabilities	43,611	51,870
Deferred gains on the sale of real estate and deferred revenues	8,184	16,187
Deferred income tax liabilities	19,912	20,318
Interest rate swap	21,359	—
Other long-term liabilities, net	109,548	110,553

Total liabilities	1,016,475	576,901

Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 120,000,000 shares authorized, 57,640,010 and 56,453,192 shares issued and outstanding, net of 509,577 and 428,026 treasury shares, at December 31, 2011 and 2010, respectively	576	565
Additional paid-in capital	487,277	478,605
Retained loss	(385,294)	(361,904)
Accumulated other comprehensive (loss) income	(5,932)	2,885

Total stockholders’ equity	96,627	120,151

Noncontrolling interests	5,266	4,406

Total equity	101,893	124,557

Total liabilities and equity	$1,118,368	$701,458

SUNRISE SENIOR LIVING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2011	2010	2011	2010
	(Unaudited)
Operating revenue:
Management fees	$24,022	$26,399	$96,132	$107,832
Buyout fees	641	9,815	3,685	63,286
Resident fees for consolidated communities	124,903	90,934	464,064	354,714
Ancillary fees	7,793	10,601	30,544	43,136
Professional fees from development, marketing and other	1,100	739	2,498	4,278
Reimbursed costs incurred on behalf of managed communities	172,122	178,761	715,290	827,240

Total operating revenue	330,581	317,249	1,312,213	1,400,486
Operating expenses:
Community expense for consolidated communities	88,461	67,902	333,491	262,893
Community lease expense	19,163	15,067	76,444	59,715
Depreciation and amortization	10,771	11,758	37,523	40,637
Ancillary expenses	7,297	10,000	28,396	40,504
General and administrative	26,258	33,716	114,474	126,566
Carrying cost of the liquidating trust assets	756	981	2,456	3,146
Accounting Restatement, Special Independent Committee inquiry, SEC investigation and stockholder litigation	—	(1,978)	—	(1,305)
Restructuring costs	—	805	—	11,690
Provision for doubtful accounts	1,250	2,541	3,802	6,154
(Gain) loss on financial guarantees and other contracts	(2,088)	41	(2,100)	518
Impairment of long-lived assets	4,480	1,274	12,734	5,647
Costs incurred on behalf of managed communities	173,206	179,154	719,159	831,008

Total operating expenses	329,554	321,261	1,326,379	1,387,173

Income (loss) from operations	1,027	(4,012)	(14,166)	13,313
Other non-operating income (expense):
Interest income	192	147	2,060	1,096
Interest expense	(6,273)	(1,576)	(18,320)	(7,707)
Gain on investments	—	(378)	—	932
Gain on fair value of pre-existing equity interest from a business combination	—	—	11,250	—
Gain on fair value of liquidating trust notes	—	4,019	88	5,240
Other income	2,003	2,043	(615)	1,181

Total other non-operating (expense) income	(4,078)	4,255	(5,537)	742
Gain on the sale and development of real estate and equity interests	4,368	24,809	8,185	27,672
Sunrise’s share of earnings and return on investment in unconsolidated communities	4,083	10,710	2,629	7,521
(Loss) gain from investments accounted for under the profit-sharing method	(2,946)	819	(9,806)	(9,650)

Income (loss) before provision for income taxes and discontinued operations	2,454	36,581	(18,695)	39,598
Provision for income taxes	(196)	(5,362)	(1,771)	(6,559)

Income (loss) before discontinued operations	2,258	31,219	(20,466)	33,039
Discontinued operations, net of tax	(62)	19,164	(1,091)	67,787

Net income (loss)	2,196	50,383	(21,557)	100,826
Less: Net income attributable to noncontrolling interests	(425)	(370)	(1,833)	(1,759)

Net income (loss) attributable to common shareholders	$1,771	$50,013	$(23,390)	$99,067

Earnings per share data:
Basic net income (loss) per common share
Income (loss) from continuing operations	$0.03	$0.55	$(0.39)	$0.56
Discontinued operations, net of tax	—	0.35	(0.02)	1.22

Net income (loss)	$0.03	$0.90	$(0.41)	$1.78

Diluted net income (loss) per common share
Income (loss) from continuing operations	$0.03	$0.54	$(0.39)	$0.54
Discontinued operations, net of tax	—	0.33	(0.02)	1.18

Net income (loss)	$0.03	$0.87	$(0.41)	$1.72

SUNRISE SENIOR LIVING, INC.

Reconciliation For EBITDA, Adjusted EBITDA, and Adjusted EBITDAR

EBITDA, Adjusted EBITDA, and Adjusted EBITDAR

EBITDA, adjusted EBITDA, and adjusted EBITDAR are measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles and should not be considered as a substitute for income/loss from operations or net income/loss. EBITDA, adjusted EBITDA, and adjusted EBITDAR are used by management to focus on performance and liquidity as EBITDA excludes depreciation and amortization, interest income, interest expense, and provision for income taxes. Adjusted EBITDA further excludes accounting restatement, special independent committee inquiry, SEC investigation, stockholder litigation, buyout fees, restructuring costs, allowance for uncollectible receivables from owners, impairment of long-lived assets, (Gain) loss on financial guarantees and other contracts, gain on investments, gain on fair value of pre-existing equity interest from a business combination, gain on fair value of liquidating trust note, other income (expense), stock compensation, gain on the sale and development of real estate and equity interests, proportionate share of joint venture interest, taxes, depreciation, amortization, and rent, loss from investments accounted for under the profit-sharing method, and discontinued operations (net of tax). Adjusted EBITDAR further excludes consolidated community lease expense and our share of lease expense from consolidated New York communities leased from a venture.

The following table reconciles adjusted EBITDA and adjusted EBITDAR to net income (loss) attributable to common shareholders (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net (loss) income attributable to common shareholders	$1.8	$50.0	$(23.4)	$99.1
Depreciation and amortization	10.8	11.8	37.5	40.6
Interest income	(0.2)	(0.1)	(2.1)	(1.1)
Interest expense	6.3	1.6	18.3	7.7
Provision for income taxes	0.2	5.4	1.8	6.6

EBITDA	18.9	68.7	32.1	152.9

Accounting Restatement, Special Independent Committee inquiry, SEC investigation and stockholder litigation	—	(2.0)	—	(1.3)
Buyout Fees	(0.6)	(9.8)	(3.7)	(63.3)
Restructuring costs	—	0.8	—	11.7
Allowance for uncollectible receivables from owners	0.7	2.2	2.0	4.9
Impairment of long-lived assets	4.5	1.3	12.7	5.6
(Gain) loss on financial guarantees and other contracts	(2.1)	0.0	(2.1)	0.5
Gain on investments	—	0.4	—	(0.9)
Gain on fair value of pre-existing equity interest from a business combination	—	—	(11.3)	—
Gain on fair value of liquidating trust note	—	(4.0)	(0.1)	(5.2)
Other expense	(2.0)	(2.0)	0.6	(1.2)
Stock compensation	1.6	1.1	7.6	4.0
Gain on the sale and development of real estate and equity interests	(4.4)	(24.8)	(8.2)	(27.7)
Proportionate Share of Joint Venture Interest, Taxes, Transaction Costs, Depr., Amort., and rent, net of equity in earnings	6.7	(1.7)	40.1	36.2
Loss from investments accounted for under the profit-sharing method	2.9	(0.8)	9.8	9.7
Discontinued operations, net of tax	0.1	(19.2)	1.1	(67.8)

Adjusted EBITDA	$26.3	$10.2	$80.6	$58.1

Consolidated Community Lease Expense	14.9	15.1	59.8	59.7
Lease expense from Consolidated New York communities leased from a venture (Sunrise share)	1.7	—	6.6

Adjusted EBITDAR	$42.9	$25.3	$147.0	$117.8

Footnotes:

In connection with the Company’s ongoing efforts to reduce its general and administrative expense, Sunrise eliminated 69 positions during the year ended December 31, 2011. Sunrise incurred severance costs associated with terminations of $1.4 million for the quarter ended, and $8.1 million for the year ended, December 31, 2011. Further, Sunrise’s general and administrative expense included $(0.4) million for the quarter ended, and $2.8 million for the year ended, December 31, 2011, in professional expenses associated with its previously announced venture transactions. Sunrise’s general and administrative expense for the year ended December 31, 2011 also included a $2 million retention bonus for its Chief Investment and Administrative Officer.

Sunrise Senior Living

Community Data

Ownership Type

Stabilized Properties 2)			Unit Occupancy				Net Operating Income 1)				Revenue per Occupied Unit
			Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended December 31,
Ownership Type	Comm.	Units	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Consolidated 4)	23	2,112	85.8%	83.1%	84.8%	82.8%	$12,384,010	$10,897,814	$45,533,472	$42,767,281	$217.93	$212.18
Leased 4)	26	5,675	88.0%	89.3%	88.3%	89.1%	18,528,850	19,538,653	78,306,034	78,911,497	162.48	160.69
Joint Ventures-US	76	5,653	88.6%	88.8%	88.1%	86.8%	32,992,163	31,365,141	128,318,489	116,644,398	233.49	223.86
Joint Ventures-UK	20	1,677	88.5%	80.5%	87.2%	79.1%	12,777,796	11,161,395	49,274,777	43,142,858	378.29	389.28
Managed	142	13,143	88.5%	88.6%	87.9%	87.8%	68,096,116	71,113,592	268,414,505	257,074,418	216.70	209.61

Total Stabilized	287	28,260	88.2%	87.9%	87.8%	87.0%	$144,778,935	$144,076,595	$569,847,277	$538,540,452	218.92	212.46

Lease-Up Properties 3)			Unit Occupancy				Net Operating Income 1)				Revenue per Occupied Unit
			Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended December 31,
Ownership Type	Comm.	Units	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Consolidated 4)	1	99	66.7%	59.7%	62.6%	58.7%	$417,404	$411,624	$1,326,565	$1,196,114	$236.29	$242.54
Joint Ventures-US	16	1,786	71.5%	59.3%	67.0%	51.1%	6,297,458	3,540,458	21,197,163	6,259,048	211.22	213.89
Joint Ventures-UK	7	588	93.0%	79.7%	87.8%	71.6%	5,650,531	4,177,503	19,502,311	13,017,855	310.83	306.29

Total Lease Up	24	2,473	76.4%	64.1%	71.8%	56.3%	$12,365,393	$8,129,585	$42,026,039	$20,473,017	240.90	242.24

Total Properties			Unit Occupancy				Net Operating Income 1)				Revenue per Occupied Unit
			Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended December 31,
Ownership Type	Comm.	Units	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Consolidated 4)	24	2,211	84.9%	82.0%	83.8%	81.7%	$12,801,414	$11,309,438	$46,860,037	$43,963,395	$218.58	$213.17
Leased 4)	26	5,675	88.0%	89.3%	88.3%	89.1%	18,528,850	19,538,653	78,306,034	78,911,497	162.48	160.69
Joint Ventures-US	92	7,439	84.5%	81.7%	83.0%	78.2%	39,289,621	34,905,599	149,515,652	122,903,446	228.96	222.12
Joint Ventures-UK	27	2,265	89.6%	80.3%	87.3%	77.1%	18,428,327	15,338,898	68,777,088	56,160,713	360.14	367.89
Managed	142	13,143	88.5%	88.6%	87.9%	87.8%	68,096,116	71,113,592	268,414,505	257,074,418	216.70	209.61

Total Properties	311	30,733	87.2%	86.0%	86.5%	84.5%	$157,144,328	$152,206,180	$611,873,316	$559,013,469	220.47	214.25

Footnotes:

1)	Net operating income from consolidated and leased communities is not reduced by allocated management fees as we eliminate management fees from consolidated and leased communities.
2)	Stabilized properties are single properties or pools of properties owned or leased by us or owned by a joint venture where the single property or all of the communities in the pool have been open and operating for more than 36 months as of December 31, 2011. All managed communities are stabilized properties.
3)	Lease-up properties are single properties or pools of properties owned or leased by us or owned by a joint venture where the single property or any of the communities in the pool have been open and operating for less than 36 months as of December 31, 2011.
4)	Net operating income is a non-GAAP measure. Our nearest GAAP measure on our consolidated statement of operations is income/(loss) from operations. Net operating income excludes depreciation, amortization, lease expense, and impairment charges from these communities. On page 7 of the supplemental tables please refer to a complete reconciliation of net operating income to income/(loss) from operations.